Exhibit No 10.1

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between MedCareers Group Inc., a Nevada corporation having its principle place of business at 758 E Bethel School Road, Coppell, Texas 75019 (“MCGI), Timothy Armes CEO of MCGI, in his personal capacity and residing at________________ (“TA”), The 4 Less Corp. (formerly Vegas Suspension & Offroad, Inc.), a Nevada Corporation, whose principal place of business is located at 4580 N Rancho Drive Suite 130, Las Vegas, Nevada 89130, USA, (“4LESS”) Christopher Davenport (“CD”), in his capacity as CEO and shareholder of 4LESS and residing at__________________ and Sergio Salzano (“SS”), in his capacity as shareholder of 4LESS and residing at__________________ (“CD and SS referred to herein as Shareholder(s) (MCGI, TA, 4LESS, CD and SS referred to herein as Parties or Party), whereby MCGI shall purchase all of the outstanding shares in 4LESS (“Transaction”)  under the following terms and conditions:

1.	Whereas, there are currently 51,000 (fifty-one thousand) shares of common stock, no par value, issued and outstanding in 4LESS (“4LESS Common Stock”);

2.	Whereas, CD is the lawful holder of 45,900 (forty-five thousand and nine hundred) shares of 4LESS Common Stock (“CD Shares”);

3.	Whereas, SS is the lawful holder of 5,100 (five thousand and one hundred) shares of 4LESS Common Stock (“SS Shares”);

4.	Whereas CD and SS together are the holders of all of the issued and outstanding shares of 4LESS Common Stock, representing 100% ownership in 4LESS (“4LESS Shares”).

5.	Whereas MCGI wishes to purchase from the Shareholders and the Shareholders wish to sell to MCGI, all of the 4LESS Shares.

6.	The Parties agree that MCGI shall purchase from the Shareholders all of the 4LESS Shares (the “Transaction”) for an aggregate amount of cash and shares, the whole as set out in Section 10 below.

7.

The Parties hereby acknowledge and agree that this Binding LOI and the execution of a Definitive Agreement is subject to and contingent upon MCGI having first declared itself satisfied with the results of its due diligence of 4LESS (“Due Diligence Satisfaction”) within a period of 60 days from the date of the execution of this Binding LOI (“Due Diligence Satisfaction Deadline”).

8.

Subject to and following MCGI’s Due Diligence Satisfaction, the Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction, within 120 days of the execution of this Binding LOI.

9.

The Parties further undertake that prior to the closing of the Transaction, each of MCGI and 4LESS shall have obtained all consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.

10.	The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the closing of the Transaction, among other things, the following:

a.	MCGI shall receive all of the 4LESS Shares from the Shareholders as follows:

I.	MCGI shall receive all of the CD Shares from CD; and

II.	MCGI shall receive all of the SS Shares from SS.

III.	Each of CD and SS shall deliver to MCGI the respective certificates representing the 4LESS Shares upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties.

b.	In exchange for the 4LESS Shares, MCGI shall issue the following (“Payment Shares”):

I.	CD shall receive:

a.	17,100 (seventeen thousand and one hundred) shares of Series B (as defined in Section 13 herein below); and

b.	6,075 (six thousand and seventy-five) shares of Series C (as defined in Section 13 herein below); and

c.	675 (six hundred and seventy-five) shares of Series D (as defined in Section 13 herein below).

II.	SS shall receive:

a.	1,900 (one thousand and nine hundred) shares of Series B (as defined in Section 13 herein below); and

b.	675 (six hundred and seventy-five) shares of Series C (as defined in Section 13 herein below); and

c.	75 (seventy-five) shares of Series D (as defined in Section 13 herein below).

c.	MCGI shall deliver the Payment Shares to CD and SS upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

d.	In addition, MCGI shall pay an amount equal to $150,000 USD (one hundred and fifty thousand dollars US) to 4LESS, within 15 (fifteen) days of the execution of this Binding LOI (“Cash Payment”).

e.	Each of MCGI and 4LESS shall retain its respective current CEO and Director(s), and no other director(s) shall be appointed within the context of the closing of the Transaction.

11.

The Parties undertake and guarantee not to enter into, engage in, nor entertain to enter into any change of control or other material transactions independently, with other third parties at any time during the term of this Binding LOI.

12.

In addition to the foregoing and as a condition to the closing of the Transaction, TA agrees, at the time of execution of the Definitive Agreement, to return for cancellation 60,000,000 (sixty million) shares of common stock of MCGI held by him, in exchange for which MCGI shall issue 120 (one hundred and twenty) shares of its Series D to TA.

13.	MCGI represents and warrants the following:

a.	MCGI has no other authorized or issued classes or series of shares other than the following:

i.	Common Stock, of which 840,478,527 shares were issued and outstanding as at May 23, 2018, the date of MCGI’s latest filing with the SEC;

ii.	Series A Preferred Stock of which 330,000 shares are currently issued and outstanding (“Series A”);

iii.	Series B Preferred Stock of which 1,000 shares are currently issued and outstanding (“Series B”);

iv.	Series C Preferred Stock of which none are currently issued and outstanding (“Series C”): and

v.	Series D Preferred Stock of which none are currently issued and outstanding (“Series D”).

b.

MCGI further warrants that no changes shall be made to any classes or series of its share capital, and that no amendments shall be made to any of the rights and preferences of any classes or series of shares existing at the time of execution of this Binding LOI. MCGI further warrants that at the time of the consummation of the contemplated Transaction, the classes and series of shares of its share capital shall remain unchanged and shall consist of:

i.	Common Stock;

ii.	Series A;

iii.	Series B;

iv.	Series C; and

v.	Series D.

c.	It has the necessary consent, legal authority and power to enter into this Binding LOI.

d.	TA and/or MCGI shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of MCGI;

14.	4LESS represents and warrants the following:

a.	4LESS has no other authorized or issued classes or series of shares other than Common Stock, of which 51,000 shares are currently issued and outstanding.

b.	No changes shall have been made to the share capital of 4LESS at the time of the consummation of the contemplated Transaction and Section 14a. herein above shall hold true as of such consummation.

c.	It has the necessary consent, legal authority and power to enter into this Binding LOI.

d.	Each of 4LESS and/or CD and/or SS shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of 4LESS;

e.	Each of the Shareholders further undertakes and warrants that he shall not:

i.

sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of 4LESS outside the normal scope of business and/or any portion of the 4LESS Shares;

ii.

enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the 4LESS Shares;

15.

The Parties acknowledge that any breach by any of 4LESS and/or the Shareholders of any of their respective obligations under of any of Sections 4,9,10a.,11,14 and/or 15 and/or any subsections therein (“Sections”), shall result in irreparable damage to MCGI. In the event of any such breach, MCGI shall be entitled to:

i.

An initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by Shareholders and/or 4LESS, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against Shareholders and/or 4LESS, its affiliates and their respective officers, employees, agents, or other representatives; and

ii.	A reimbursement of any and all fees incurred by MCGI pursuant to Section 19 herein below.

16.

The Parties acknowledge that any breach by MCGI of any of its respective obligations under of any of Sections 9,10b.10c.,10d. 11, 13, 16 and/or 19 and/or any subsections therein (“Sections”), shall result in irreparable damage to 4LESS and/or the Shareholders. In the event of any such breach, 4LESS and/or the Shareholders shall be entitled to an initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by MCGI, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against MCGI, its affiliates and its respective officers, employees, agents, or other representatives.

17.

Should MCGI declare itself unsatisfied, within the Due Diligence Satisfaction Deadline, with its Due Diligence, the Parties agree that the Cash Payment shall be deemed a loan from MCGI to 4LESS, at which time 4LESS and MCGI also agree to enter into a loan agreement, on mutually agreeable terms and this herein Binding LOI shall no longer be binding unto the Parties herein, save for Sections 18, 19, 20 and 21, which shall survive the termination of this Binding LOI.

18.

Other than what appears in the public domain, the Parties understand and agree that this Binding LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

19.

The Parties agree that MCGI shall bear the cost of all required fees associated with the contemplated Transaction, including but not limited to legal and accounting fees, regardless of whether or not the contemplated transactions herein is consummated.

20.

The Parties agree that this Binding LOI shall be construed and governed by the laws of the State of Nevada. Subject to Section 21 herein below, the Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

21.

Notwithstanding the above, in the event of any disputes and/or controversies arising out of or relating to this Binding LOI and upon mutual written agreement by the Parties, the Parties shall submit any such disputes and/or controversies to binding arbitration in lieu of litigation s, and upon any such submission, the Parties consent to the resolution thereof by such arbitration.

22.

The Parties acknowledge the binding nature of this Binding LOI and agree to be bound by the terms of this Binding LOI. This Binding LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Binding LOI on this 14th day of June 2018.

THE 4 LESS CORP.		MEDCAREEERS GROUP INC.

By :	/s/:Christopher Davenport	By :	/s/:Timothy Armes
	Christopher Davenport, CEO		Timothy Armes, CEO

CHRISTOPHER DAVENPORT	TIMOTHY ARMES

/s/:Christopher Davenport	/s/:Timothy Armes

SERGIO SALZANO

/s/:Sergio Salzano